Inception Mining Announces the Release of NI 43-101 Technical Report on its U.P. and Burlington Properties

SALT LAKE CITY, UTAH. November 25, 2013 -- Inception Mining Inc. (OTC QB:IMII) (“Inception” or the “Company”) announced today it has received a Technical Report prepared by Brian T. Brewer, CPG, on the Company’s two patented mine claims, the U.P. and Burlington mines (“UP & Burlington”), located near Salmon, Idaho. The National Instrument 43-101 report now presents all historical resource data in a compliant format. The Company expects to receive its final permanent access road permit from the Department of Agriculture United States Forest Service in January 2014, which would be the last step prior to the Company’s commencement of bulk sampling and further resource evaluation. The initial bulk sampling program will be conducted from the surface exposed vein. Concurrent with the surface mining activity, the Company will commence a combined assay program including surface drilling and underground sampling from the to-be-reopened adits. Management believes the historical data and the Company’s recent assay and metallurgical work are critical steps in seeking to generate a positive revenue stream associated with the bulk sampling. If the Company receives a favorable resource analysis, it will seek to commence an underground mining operation.

UP & Burlington was the initial mineral resource supporting the basis for the Company’s formation. The Company has since contracted for the potential purchase of over 16,000 acres of mineral rights in Northern Nevada owned by Crawford Cattle Company. Please feel free to review the Company’s previous Press Releases, its website at http://inceptionmining.com/ and/or the Company’s filings with the Securities and Exchange Commission for further details. The Company is currently assessing additional potential acquisitions, but will continue to focus the majority of its efforts on bringing the U P and Burlington mining claims to production next season.

About Inception Mining Inc.

We are a minerals resource company engaged in the acquisition, exploration, and development of primarily gold related properties. Our primary target properties are those that have been the subject of historical exploration having significant supporting data.

Forward-Looking Statements

This news release includes certain forward-looking statements or information. All statements other than statements of historical fact included in this release are forward-looking statements that involve various risks and uncertainties. Forward-looking statements in this news release include statements with respect to the potential mineralization and geological merits of the Company’s property. There can be no assurance statements will prove to be accurate and actual results and future events could differ materially from anticipated in such statements.

Inception Mining Inc. disclaims any intention or obligation to update or revise any forward-looking statements whether as a result of new information, future events except as required by applicable securities legislation.

SOURCE Inception Mining Inc.

(OTC QB:IMII)

5320 South, 900 E. Suite 260

Salt Lake City, Utah 84106

Michael Ahlin, CEO

(801) 312-8113 Ext. 10